Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2017 Second-Quarter Financial Results

Cambridge, Mass., July 26, 2017 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2017 second-quarter financial results.

Second-Quarter Financial Performance

Total revenues were $89.7 million for the second quarter of 2017, compared with $87.8 million for the second quarter of 2016. Research revenues decreased 1%, and advisory services and events revenues increased 7%, compared with the second quarter of 2016.

On a GAAP basis, net income was $6.1 million, or $0.34 per diluted share, for the second quarter of 2017, compared with a net income of $7.5 million, or $0.41 per diluted share, for the same period in 2016.

On a pro forma basis, net income was $7.6 million, or $0.42 per diluted share, for the second quarter of 2017, which reflects a pro forma effective tax rate of 40%. Pro forma net income excludes stock-based compensation of $2.2 million and amortization of acquisition-related intangible assets of $0.2 million. This compares with pro forma net income of $8.3 million, or $0.46 per diluted share, for the same period in 2016, which reflects a pro forma tax rate of 40%. Pro forma net income for the second quarter of 2016 excludes stock-based compensation of $1.6 million, amortization of acquisition-related intangible assets of $0.2 million, and investment losses of $0.1 million.

“Forrester exceeded revenue, pro forma operating margin, and EPS guidance for the second quarter of 2017,” said George F. Colony, Forrester’s chairman and chief executive officer. “The rollout of our new selling model is progressing on schedule, now under the direction of our new chief sales officer, Kelley Hippler. Our strategy has not changed — the challenges posed by the age of the customer remain front and center for our clients.”

Forrester is providing third-quarter 2017 financial guidance as follows:

Third-Quarter 2017 (GAAP):

•	Total revenues of approximately $77.5 million to $80.5 million.

•	Operating margin of approximately 5.0% to 7.0%.

•	Other income (expense), net of zero.

•	An effective tax rate of 40%.

•	Diluted earnings per share of approximately $0.13 to $0.17.

Third-Quarter 2017 (Pro Forma):

Pro forma financial guidance for the third quarter of 2017 excludes stock-based compensation expense of $2.1 million to $2.3 million, amortization of acquisition-related intangible assets of approximately $0.2 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 8.0% to 10.0%.

•	Pro forma effective tax rate of 40%.

•	Pro forma diluted earnings per share of approximately $0.21 to $0.25.

Our full-year 2017 guidance is as follows:

Full-Year 2017 (GAAP):

•	Total revenues of approximately $324.0 million to $332.0 million.

•	Operating margin of approximately 7.5% to 8.5%.

•	Other income, net of zero.

•	An effective tax rate of 36%.

•	Diluted earnings per share of approximately $0.87 to $0.94.

Full-Year 2017 (Pro Forma):

Pro forma financial guidance for full-year 2017 excludes stock-based compensation expense of $8.6 million to $9.0 million, amortization of acquisition-related intangible assets of approximately $0.8 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 10.5% to 11.5%.

•	Pro forma effective tax rate of 40%.

•	Pro forma diluted earnings per share of approximately $1.13 to $1.20.

Quarterly Dividend

Forrester also announced today that its board of directors has approved a quarterly cash dividend of $0.19 per share, payable September 20, 2017, to shareholders of record on September 6, 2017.

Adoption Of FASB ASU No. 2016-09

Effective January 1, 2017, Forrester adopted Financial Accounting Standards Board Accounting Standards Update 2016-09, Compensation — Stock Compensation: Improvements to Employee Share-Based Payment Accounting (ASU No. 2016-09), which changes the accounting for stock-based compensation awards. Among the changes in ASU No. 2016-09 that impacted Forrester is the requirement to recognize certain tax benefits that arise from the settlement/exercise of stock-based compensation awards in the income statement, whereas previously these benefits were recorded in stockholders’ equity. This change was applied on a prospective basis to settlements/exercises occurring on or after January 1, 2017, and had an insignificant effect on our financial results in the second quarter of 2017.

In addition, ASU No. 2016-09 requires that all income-tax-related cash flows resulting from share-based payments be reported as operating activities and that cash paid by directly withholding shares for tax withholding purposes be classified as a financing activity in the statement of cash flows. These changes were applied retrospectively and resulted in an increase in operating cash flows, with a corresponding decrease in financing cash flows of $0.8 million for the six months ended June 30, 2016.

About Forrester Research

Forrester Research is one of the most influential research and advisory firms in the world. We work with business and technology leaders to develop customer-obsessed strategies that drive growth. Forrester’s unique insights are grounded in annual surveys of more than 675,000 consumers and business leaders worldwide, rigorous and objective methodologies, and the shared wisdom of our most innovative clients. Through proprietary research, data, custom consulting, exclusive executive peer groups, and events, the Forrester experience is about a singular and powerful purpose: to challenge the thinking of our clients to help them lead change in their organizations. For more information, visit forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the third quarter of and full-year 2017, statements about the success of operational improvements, and statements about Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, demand for advisory and consulting services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, Forrester’s ability to develop and offer new products and services, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, Forrester’s ability to realize the anticipated benefits from recent internal reorganizations, the possibility of network disruptions and security breaches, Forrester’s ability to enforce and protect its intellectual property, and possible variations in Forrester’s quarterly operating results. Dividend declarations are at the discretion of Forrester’s board of directors, and plans for future dividends may be revised by the board at any time. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of income and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617-613-6000

mdoyle@forrester.com

Meaghan Rhyasen

Public Relations

Forrester Research, Inc.

+ 1 617-613-6070

press@forrester.com

© 2017, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Research services	$54,575	$55,023	$106,318	$108,271
Advisory services and events	35,158	32,798	60,609	56,951

Total revenues	89,733	87,821	166,927	165,222
Operating expenses:
Cost of services and fulfillment	36,910	34,417	68,306	65,540
Selling and marketing	30,508	29,335	61,130	59,739
General and administrative	10,419	10,300	20,589	20,273
Depreciation	1,489	2,076	3,168	4,041
Amortization of intangible assets	194	210	385	419
Reorganization costs	—	11	—	1,026

Total operating expenses	79,520	76,349	153,578	151,038
Income from operations	10,213	11,472	13,349	14,184
Other income, net	93	473	102	145
Losses on investments, net	(22)	(54)	(225)	(54)

Income before income taxes	10,284	11,891	13,226	14,275
Income tax provision	4,220	4,431	4,132	5,526

Net income	$6,064	$7,460	$9,094	$8,749

Diluted income per common share	$0.34	$0.41	$0.50	$0.49

Diluted weighted average shares outstanding	18,050	18,145	18,293	18,035

Basic income per common share	$0.34	$0.42	$0.51	$0.49

Basic weighted average shares outstanding	17,715	17,863	17,973	17,812

Pro forma data (1):
Income from operations	$10,213	$11,472	$13,349	$14,184
Amortization of intangible assets	194	210	385	419
Reorganization costs	—	11	—	1,026
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	1,103	870	2,299	2,064
Selling and marketing	202	109	364	423
General and administrative	891	647	1,582	1,274

Pro forma income from operations	12,603	13,319	17,979	19,390
Other income, net	93	473	102	145

Pro forma income before income taxes	12,696	13,792	18,081	19,535
Pro forma income tax provision	5,078	5,517	7,232	7,814

Pro forma net income	$7,618	$8,275	$10,849	$11,721

Pro forma diluted income per share	$0.42	$0.46	$0.59	$0.65

Pro forma diluted weighted average shares outstanding	18,050	18,145	18,293	18,035

(1)	Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, reorganization costs and net gains or losses from investments, as well as their related tax effects. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	June 30,	December 31,
	2017	2016
Balance sheet data:
Cash, cash equivalents and marketable investments	$125,235	$138,105
Accounts receivable, net	$50,954	$58,812
Deferred revenue	$145,350	$134,265

	Six Months Ended
	June 30,
	2017	2016
Cash flow data:
Net cash provided by operating activities	$26,893	$31,455
Purchases of property and equipment	$(3,240)	$(2,318)
Repurchases of common stock	$(36,426)	$—
Dividends paid	$(6,815)	$(6,428)

	As of
	June 30,
	2017	2016
Metrics:
Agreement value	$236,700	$241,800
Client retention	75%	76%
Dollar retention	87%	88%
Enrichment	94%	96%
Number of clients	2,417	2,481

	As of
	June 30,
	2017	2016
Headcount:
Total headcount	1,381	1,336
Research and consulting staff	521	494
Sales force	538	526